Exhibit 99.1
Contacts:

ImaRx Therapeutics, Inc.	Lippert/Heilshorn & Associates
Jennifer Marshall	Bruce Voss or Don Markley
Sr. Director Finance & Corp. Development	dmarkley@lhai.com
jlmarshall@imarx.com	(310) 691-7100
(520) 770-1259
IMARX THERAPEUTICS TO STUDY PERMEABILITY OF BLOOD-BRAIN BARRIER USING MICROBUBBLES & ULTRASOUND UNDER NIH GRANT
TUCSON, AZ — (August 23, 2007) —ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today announced it has received an approximately $950,000 Phase I STTR grant from the National Institute of Neurological Disorders and Stroke, a division of the National Institutes of Health (NIH) to study changes in the permeability of the blood-brain barrier with targeted microbubbles and ultrasound over a two year period.
Although vital for normal brain function, blood-brain barrier impermeability presents a problem when treating malignant and degenerative disorders of the central nervous system, such as brain cancer, Alzheimer’s and Parkinson’s disease. Under the terms of this grant, ImaRx will evaluate whether microbubbles and transcranial ultrasound can safely enhance drug delivery across the blood-brain barrier.
ImaRx, in collaboration with Thomas Porter, M.D. at the University of Nebraska Medical Center will begin work on the grant in the fall of 2007. “This project will provide the foundation for the non-invasive use of transcranial ultrasound and intravenous microbubbles to target drug delivery across the blood-brain barrier,” said Dr. Porter.
Bradford A. Zakes, President and CEO of ImaRx Therapeutics, Inc. stated, “This grant reflects our leadership position in the development of therapeutic applications of microbubble technology. We believe this research could both help identify new drug delivery product opportunities as well as complement the knowledge we are gaining on the use of microbubbles and ultrasound to treat patients with acute ischemic stroke from our ongoing SonoLysisTM clinical program. We are pleased to be working in conjunction with Dr. Porter, who is a leading authority in the development of treatments using microbubbles with ultrasound.”
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation

Reform Act of 1995. Such statements include those related to the hypothesis that transcranial ultrasound mediated destruction of intravenous microbubbles can safely enhance drug delivery across the blood-brain barrier; that the project will provide the foundation for the non-invasive use of transcranial ultrasound and intravenous microbubbles; and, the Company’s belief that this research could help identify new drug delivery product opportunities. These statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: data and exploratory findings from the Company’s research and development efforts may not support the Company’s hypothesis and as a result no new drug delivery product opportunities will be identified. All information in this press release is as of August 23, 2007, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission.
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